UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2006

DIVERSA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-29173	22-3297375
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4955 Directors Place, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 526-5000

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 31, 2006, Diversa Corporation (“Diversa”) entered into a collaboration and license agreement with Syngenta focused on the discovery and development of a range of novel enzymes to convert pre-treated cellulosic biomass to mixed sugars economically – a critical step in the process of biofuel production.

The new agreement allows Diversa to independently develop and commercialize fermentation-based enzyme combinations from its proprietary platform. Syngenta will have exclusive access to enzymes from Diversa’s platform to express in plants for enhanced cost-effective production. Under the terms of the new 10-year agreement, which replaces the companies’ prior agreement, Syngenta will pay Diversa $16 million of guaranteed research funding in the first two years. Diversa is eligible to receive certain milestone and royalty payments aligned to product development success.

Item 1.02 Termination of a Material Definitive Agreement.

The agreement referenced in Item 1.01 above superseded and replaced in its entirety, effective as of December 31, 2006, the Amended and Restated Research Collaboration Agreement, dated as of January 3, 2003, as amended, by and between Diversa and Syngenta. The prior agreement was a broad research and product development collaboration between Diversa and Syngenta that provided for a minimum of $118 million of research funding to Diversa over the seven year research period. Under this prior agreement, Syngenta had remaining minimum commitments to Diversa of approximately $35 million through 2010. The new agreement will, therefore, reflect a reduced minimum funding commitment of approximately $12 million in 2007, approximately $2 million in 2008, and approximately $5 million in 2009, relative to the remaining minimum funding commitment under the prior agreement for such years.

Item 2.02 Results of Operations and Financial Condition.

Diversa will report selected unaudited and preliminary financial information for the year ended December 31, 2006 in connection with a conference call with live webcast scheduled to begin at 5:30 a.m. PST (8:30 a.m. EST) on Monday, January 8, 2007.

Diversa will report that:

•    unaudited preliminary revenues for the year ended December 31, 2006 were approximately $49 million, with nearly $16 million in product-related revenue;

•    the unaudited preliminary net loss for the year ended December 31, 2006, including unaudited preliminary restructuring charges of approximately $11.5 million and unaudited preliminary non-cash compensation charges of approximately $5.8 million, was in the low $40 millions; and

•    at December 31, 2006, Diversa had unaudited preliminary cash, cash equivalents, and short-term investments totaling nearly $52 million.

Information about the call, including a link to the live webcast, may be accessed by visiting the Company’s website at www.diversa.com and accessing the “Calendar of Events” munder the “Investors” section of the website during the call and for a limited period of time following the call. The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

Forward-Looking Statements

Statements in this Current Report on Form 8-K that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include statements related to Diversa’s unaudited financial results for the year ended December 31, 2006. Such statements are only estimates and predictions. Diversa is in the process of completing its audit for its 2006 financial statements, and its audited 2006 results may differ materially from its 2006 results projected in such forward-looking statements. Factors that could cause or contribute to differences between the financial information described above and the actual results and between other forward-looking statements and actual results include, but are not limited to, risks involved with Diversa’s new and uncertain technologies, risks associated with Diversa’s dependence on patents and proprietary rights, risks associated with Diversa’s protection and enforcement of its patents and proprietary rights, Diversa’s dependence on existing collaborations and its ability to achieve milestones under existing and future collaboration agreements, the ability of Diversa to commercialize products using Diversa’s technologies, the development or availability of competitive products or technologies and the future ability of Diversa to enter into and/or maintain collaboration and joint venture agreements. Certain of these factors and others are more fully described in Diversa’s filings with the Securities and Exchange Commission, including, but not limited to, Diversa’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. These forward-looking statements speak only as of the date hereof. Diversa expressly disclaims any intent or obligation to update these forward-looking statements.

Item 9.01 Financial Statements and Exhibits.

99.1	Joint Press Release of Syngenta and Diversa Corporation dated January 8, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIVERSA CORPORATION

Dated: January 8, 2007	By:	/s/ Anthony E. Altig
	Name:	Anthony E. Altig
	Title:	Senior Vice President, Finance and Chief Financial Officer

INDEX TO EXHIBITS

99.1	Joint Press Release of Syngenta and Diversa Corporation dated January 8, 2007.